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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 28, 2005


                        PACIFICHEALTH LABORATORIES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)




       Delaware                    000-23495                 22-3367588
    ---------------              ------------              --------------
    (State of Other               (Commission                (IRS Employer
    Jurisdiction of               File Number)              Identification
    Incorporation)                                             Number)


    100 Matawan Road, Suite 420, Matawan, NJ                 07747-3913
    ----------------------------------------                 ----------
    (Address of Principal Executive Offices)                 (Zip Code)


       Registrant's telephone number, including area code: (732) 739-2900
                                                           --------------


                                      N/A
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 3.03 Material Modification to Rights of Security Holders.

Item 5.03 Amendments to Articles of Incorporation or Bylaws;
          Change in Fiscal Year.

         On April 28, 2005, PacificHealth Laboratories, Inc. ("PHLI") filed a Certificate of Designations (the "Certificate") creating the Series B Preferred Stock with the Secretary of the State of the State of Delaware. The Certificate was effective as of the date filed. The Certificate was authorized by vote of the Board of Directors, pursuant to the power contained in PHLI's Certificate of Incorporation permitting the Board of Directors to authorize one or more series of preferred stock and fix the powers, designations, preferences and relative, participating, optional and other rights of such series. Under the Certificate, 45,455 shares of authorized but unissued preferred stock were designated as Series B Preferred Stock.

         Cumulative annual dividends will accrue at the rate of $.022 on each share of Series B Preferred Stock outstanding. PHLI is not required to pay accrued dividends except in connection with liquidation, dissolution, merger, consolidation or sale all or substantially all of the assets of PHLI and certain other events. However, no cash dividends may be paid on common stock unless all accrued but unpaid dividends, if any, on Series B Preferred Stock have been paid. The holders of Series B Preferred Stock are also entitled to participate in any dividends paid to the holders of common stock on an as-converted basis.

         In the event of a liquidation of PHLI, sale of all or substantially all of its assets, and certain mergers and consolidations involving PHLI, the holders of the Series B Preferred Stock are entitled to be paid an amount equal to the greater of:

         o The original purchase price for the Series B Preferred Stock plus accrued but unpaid dividends, if any, or

         o The amount they would have received as holders of the number of shares of common stock into which their shares of Series B Preferred shares Stock then convertible.

         Subject to certain adjustments, each share of Series B Preferred Stock is convertible at the option of the holder into 10 shares of common stock. The number of shares of common stock issuable upon conversion of the Series B Preferred Stock will increase, pursuant to a weighted average formula set forth in the Certificate, in the event PHLI issues common stock at a price below $1.10 per share, with certain exceptions.

         The holders of the Series B Preferred Stock are entitled to vote on an as-converted basis with the holders of the common stock and the Series A Preferred Stock together as a single class on all matters submitted for a vote of the holders of common stock. The Certificate also provides that in certain instances, the consent of the holders of at least 66% of the outstanding shares of Series B Preferred Stock is required for PHLI to take certain actions including:

         o liquidate, dissolve, merge or consolidate PHLI or sell all or substantially all of its assets, unless the transaction would result in a certain rate of return for the holders of Series B Preferred Stock;

         o amend PHLI's Certificate of Incorporation or Bylaws in a manner adverse to the Series B Preferred Stock;

         o create an additional class or series of stock senior to or on par with the Series B Preferred Stock;

         o  purchase, redeem or pay cash dividends on common stock; or

         o  incur certain types of debt in excess of $750,000.

         The Company filed the Certificate in contemplation of proposed financing transactions, but does not have a binding agreement as to an any financing. The Company has not issued any shares of Series B Preferred Stock to date.
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         Upon issuance and as described above, the Series B Preferred Stock would rank senior to the common stock and on par with the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of PHLI and with respect to the payment of dividends and redemption rights. The issuance of the Series B Preferred Stock would have a potentially dilutive effect upon the holders of common stock if the holders of the Series B Preferred Stock exercised their conversion rights. The adjustment of the number of shares of common stock issuable upon conversion of the Series B Preferred Stock in the event that PHLI issues common stock at a price below $1.10 per share also would have a potentially dilutive effect on the holders of common stock.

THE ABOVE DESCRIPTION OF THE TERMS OF THE SERIES B PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY THE CERTIFICATE, WHICH IS INCORPORATED BY REFERENCE HEREIN. THE COMPANY IS FILING THE CERTIFICATE AS EXHIBIT 3(i) TO THIS REPORT ON
FORM 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.


         3(i) Certificate of Designations for Series B Preferred Stock, filed with the Secretary of State of the State of Delaware on April 28, 2005



                                    SIGNATURE
                                    ---------

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         PACIFICHEALTH LABORATORIES, INC.

Dated: May 4, 2005                       By:   /s/ Stephen P. Kuchen
                                             -------------------------------
                                                   Stephen P. Kuchen
                                                   Chief Operating Officer





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                                  EXHIBIT INDEX


EXHIBIT NUMBER            DESCRIPTION
--------------            -----------
    3(i)                  Certificate of Designations for Series B
                          Preferred Stock, filed with the Secretary of State of the State of Delaware on April 28, 2005